INCORPORATED UNDER THE LAWS OF NEVADA

NUMBER

SHARES

TIANCI INTERNATIONAL INC.

Fully Paid Non-Assessable $0.0001 Par Value **COMMON STOCK**

CUSIP NO. 88631G 205

THIS CERTIFIES THAT

IS THE RECORD HOLDER OF

Shares of TIANCI INTERNATIONAL INC. Capital Stock transferable on the books of the Corporation by the holder in person or by duly authorized attorney upon surrender of this Certificate properly endorsed. This Certificate is not valid until countersigned by the Transfer Agent and registered by the Registrar.

WITNESS the facsimile seal of the Corporation and the facsimile signature of its duly authorized officers.

Dated:

COUNTERSIGNED AND REGISTERED
ACTION STOCK TRANSFER CORP.
2469 E Ft. Union Blvd., #214, Salt Lake City, UT 84121

By:____________________________
TRANSFER AGENT-AUTHORIZED SIGNATURE

PRESIDENT


TIANCI INTERNATIONAL INC.
SEAL
NEVADA

SECRETARY